Exhibit 3.1

                                                          STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 11/07/2001
                                                          010561088 - 3444895

                          CERTIFICATE OF INCORPORATION

                                       OF

                               AYRE HOLDINGS, INC.

         FIRST.   The name of this corporation is AYRE HOLDINGS, INC.

         SECOND. Its registered office and place of business in the State of Delaware is to be located at 15 East North Street in the City of Dover, County of Kent. The Registered Agent in charge thereof is Incorporating Services, Ltd.

         THIRD.   The nature of the business and, the objects and purposes
proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The corporation shall be authorized to issue 25,000,000 (Twenty five Million) shares stock of which 20,000,000 (Twenty Million) shall be common, divided into 15,000,000 (Fifteen Million) shares of Class A voting, and 5,000,000 (Five Million) share of Class B non-voting. The remaining shares of 5,000,000 (Five million) shares shall be designated as preferred all of which shall be cumulative convertible shares, all of which shall have a par value of ..001.

         FIFTH.   The name and address of the incorporator is as follows:
            Incorporating Services, Ltd. - 15 East North Street, Dover, DE 19901

         SIXTH.   No director of the Corporation shall be liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or
(iv) for any transaction from which the director derived an improper personal benefit.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 7th day of Nov. A.D. 2001.

                           Incorporating Services, Ltd.

                           By:   /s/ Lisa Tarburton
                              ------------------------------
                                 Lisa Tarburton
                                 Assistant Secretary